EXHIBIT 10.5

SUBORDINATION AGREEMENT
(2016 CTI–Shareholder Debt)

This Subordination Agreement made and entered into as of October 12, 2016, but effective as of September 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among CTI Industries CORPORATION, an Illinois corporation (the “Debtor”), Stephen M. Merrick, an individual (“Merrick”), John H. Schwan, an individual (“Schwan” and, together with Merrick, each a “Subordinated Creditor”), and BMO Harris Bank N.A., a national banking association (the “Bank”).

RECITALS:

A.           Pursuant to that certain Credit Agreement dated as of April 29, 2010 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and between the Debtor and the Bank, the Bank has agreed to make available to the Debtor the Loans, as evidenced by the Notes, on the terms and subject to the conditions set forth in the Credit Agreement.

B.           Pursuant to a Promissory Note dated September 30, 2016, in the original principal amount of $370,000 made by the Debtor and payable to Merrick (the “2016 CTI–Merrick Note”), and a Promissory Note dated September 30, 2016, in the original principal amount of $530,000 made by the Debtor and payable to Schwan (the “2016 CTI–Schwan Note” and, together with the 2016 CTI–Merrick Note, each a “Subordinated Debt Instrument”), the Debtor is or will be indebted in various amounts to the Subordinated Creditors.

C.           The Debtor’s incurring the Subordinated Debt requires the Bank’s consent, and it is a condition the Bank’s consent that the Debtor and the Subordinated Creditors deliver this Agreement.

D.           Therefore, the Debtor, the Subordinated Creditors, and the Bank now desire to enter into this Agreement.

AGREEMENTS:

In consideration of the Recitals and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

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1.           Definitions. Capitalized terms not otherwise defined herein (including the Recitals) have the meaning assigned to such terms in the Credit Agreement. As used herein, the following terms have the following meanings:

(a)          “2016 Merrick–BMO Debt” means the indebtedness of Merrick owing to the Bank evidenced by, among other documents, the 2016 Merrick–BMO Line of Credit Agreement and a Promissory Note dated September 30, 2016, in the original principal amount of $1,152,000 made by Merrick and payable to the Bank.

(b)          “2016 Merrick–BMO Line of Credit Agreement” means a Line of Credit Agreement entered into as of September 30, 2016, by and between Merrick and the Bank.

(c)          “2016 Schwan–BMO Debt” means the indebtedness of Schwan, individually and as Trustee of the John H. Schwan Revocable Trust dated September 9, 1997, owing to the Bank evidenced by, among other documents, the 2016 Schwan–BMO Line of Credit Agreement and a Promissory Note dated September 30, 2016, in the original principal amount of $2,250,000 made by Schwan, individually and as Trustee of the John H. Schwan Revocable Trust dated September 9, 1997, and payable to the Bank.

(d)          “2016 Schwan–BMO Line of Credit Agreement” means a Line of Credit Agreement entered into as of September 30, 2016, by and between Schwan, individually and as Trustee of the John H. Schwan Revocable Trust dated September 9, 1997, and the Bank.

(e)          “2016 Walmart Promotional Program” means a program and arrangement pursuant to which the Debtor will provide and sell to Walmart in November 2016 approximately 4,000 half-pallets of vacuum-sealing machines and rolls of film for sale at Walmart stores.

(f)          “Merrick Bridge Repayment” means the “Bridge Repayment” under and as defined in the 2016 Merrick–BMO Line of Credit Agreement, as in effect on October 12, 2016.

(g)          “Schwan Bridge Repayment” means the “Bridge Repayment” under and as defined in the 2016 Schwan–BMO Line of Credit Agreement, as in effect on October 12, 2016.

(h)          “Subordinated Debt” means all of the indebtedness, obligations, and liabilities of the Debtor to the Subordinated Creditors evidenced by the Subordinated Debt Instruments.

(i)          “Superior Debt” means all liabilities, indebtedness and obligations of the Debtor to the Bank, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and whether created directly or acquired by assignment or otherwise, including, but not limited to, all indebtedness, obligations and liabilities of the Borrower to the Bank under the Credit Agreement, the Notes, or any other agreement, document, or instrument referred to in Section 3 of the Credit Agreement.

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2.           Subordination.

(a)          Subordination of the Subordinated Debt. Each Subordinated Creditor postpones and subordinates to the extent and in the manner provided in this Agreement all of such Subordinated Creditor’s Subordinated Debt to the payment of all of the Superior Debt. Each Subordinated Creditor shall insure that any instrument or document evidencing such Subordinated Creditor’s Subordinated Debt shall bear the following legend:

Payment of the indebtedness evidenced by this instrument or document and the rights of the holder hereof are subordinated and subject to the rights of BMO Harris Bank N.A. to the extent provided in a Subordination Agreement dated as of September 30, 2016, from the payee to said lender.

The Debtor’s and each Subordinated Creditor’s books shall be marked to evidence subordination of all of the Subordinated Debt to the Superior Debt. The Bank is authorized to examine such books from time to time and to make any notations required by this Agreement. All instruments and documents evidencing the Subordinated Debt shall, upon request, be delivered to the Bank properly assigned or endorsed to the Bank. Nothing contained in this Agreement shall affect the validity of the Subordinated Debt.

(b)          Subordination of the Liens Securing the Subordinated Debt. Each Subordinated Creditor (i) acknowledges that, as of the date hereof, such Subordinated Creditor has no lien, security interest in, or other right to, any property of the Debtor, and (ii) covenants that it will not obtain any lien, security interest in, or other right to, any property of the Debtor without the Bank’s prior written consent. To the extent that, notwithstanding the foregoing acknowledgment and covenant, any Subordinated Creditor acquires any lien, security interest in, or other right to, any of the Subordinated Creditor Collateral (as hereinafter defined), each Subordinated Creditor expressly subordinates all of its rights in any property of the Debtor, real or personal, now or later securing the Subordinated Debt (the “Subordinated Creditor Collateral”), to all present and future rights of the Bank in any of the Subordinated Creditor Collateral to secure the Superior Debt, without regard to the time or order of attachment or perfection of any security interest, the time or order of filing any financing statement, or the giving or failure to give any notice of the acquisition or expected acquisition of any purchase money security interest. Each Subordinated Creditor consents to the creation and continuance of all present and future security interests of the Bank in the Subordinated Creditor Collateral to secure the Superior Debt and to the enforcement of those security interests, including the removal of the Subordinated Creditor Collateral from the real property of the Debtor. This subordination as to the Subordinated Creditor Collateral is intended to define the rights and duties of the Bank and the Subordinated Creditors; it is not intended that any third party shall benefit from it. If the effect of any provision of this subordination would be to give any third party a priority status to which that party would not otherwise be entitled, that provision shall, to the extent necessary to avoid that priority, be given no effect and the rights and priorities of the Bank and the Subordinated Creditors shall be determined in accordance with applicable law.

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3.           Payments on Subordinated Debt.

(a)          Limitations. Except as permitted by Section 3(c), until all the Superior Debt is paid in full in cash: (i) the Debtor shall not, directly or indirectly, make any payments on account of or (other than the liens securing the Subordinated Creditor Collateral) grant a security interest in, mortgage, assign, or transfer, any properties to secure or satisfy any part of the Subordinated Debt; (ii) no Subordinated Creditor shall demand or accept from the Debtor or any other person any such payment or collateral or cancel, set off or otherwise discharge any part of the Subordinated Debt; and (iii) neither the Debtor nor any Subordinated Creditor shall otherwise take or permit any action prejudicial to or inconsistent with the Bank’s priority position over the Subordinated Creditors created by this Agreement.

(b)          Payments Received. If any payment (other than a payment permitted by this Agreement or the Credit Agreement) on account of or any collateral for any part of the Subordinated Debt is received by any Subordinated Creditor, such payment or collateral shall be delivered forthwith to the Bank by such Subordinated Creditor for application to the Superior Debt, in the form received except for the addition of any endorsement or assignment necessary to effect transfer of all rights therein to the Bank. The Bank is irrevocably authorized (but not required), and each Subordinated Creditor does hereby irrevocably appoint the Bank, or any of its officers or employees on behalf of the Bank as the attorney-in-fact for such Subordinated Creditor in connection with the Subordinated Debt, to supply any required endorsement or assignment which may have been omitted. Until so delivered any such payment or collateral shall be held by the recipient in trust for the Bank and shall not be commingled with other funds or property of the recipient.

(c)          Permitted Payments.

(i)          Subject to the other provisions of this Section 3(c), the Debtor shall be permitted to make, and the Subordinated Creditors shall be permitted to accept from the Debtor, one or more prepayments of principal of the Subordinated Debt, so long as (A) the Debtor has delivered to the Bank evidence satisfactory to the Bank, in its sole and absolute discretion, that that prepayment is being funded solely with amounts received in collection of accounts receivable from the 2016 Walmart Promotional Program (which evidence might include, but will not necessarily be limited to, invoice documentation and proof of payment remittance from Walmart), (B) that prepayment is funded solely with amounts received in collection of accounts receivable from the 2016 Walmart Promotional Program, and (C) that prepayment is made on or before February 28, 2017.

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(ii)         Subject to the other provisions of this Section 3(c), the Debtor shall be permitted to make, and the Subordinated Creditors shall be permitted to accept from the Debtor, one or more prepayments of accrued interest on the Subordinated Debt, so long as (A) the Debtor has delivered to the Bank evidence satisfactory to the Bank, in its sole and absolute discretion, that that prepayment is being funded solely with amounts received in collection of accounts receivable from the 2016 Walmart Promotional Program (which evidence might include, but will not necessarily be limited to, invoice documentation and proof of payment remittance from Walmart), (B) that prepayment is funded solely with amounts received in collection of accounts receivable from the 2016 Walmart Promotional Program, (C) that prepayment is made on or before February 28, 2017, and (D) the outstanding principal balance of the Subordinated Debt has been paid in full in cash.

(iii)        The Debtor shall not be permitted to make, and the Subordinated Creditors shall not be permitted to accept from the Debtor, payments in cash of any accrued interest on the Subordinated Debt other than in accordance with Section 3(c)(ii), but interest may accrue and continue to accrue on the Subordinated Debt in accordance with the Subordinated Debt Instruments. No such accrued interest may be capitalized or otherwise added to the outstanding principal balance of the Subordinated Debt, and no such accrued interest may itself bear interest under the Subordinated Debt Instruments.

(iv)        Until the Merrick Bridge Repayment is paid in full in cash, the Debtor shall, in lieu of making any prepayment of the Subordinated Debt evidenced by the 2016 CTI–Merrick Note that is permitted to be made in accordance with Section 3(c)(i) or 3(c)(ii), pay to the Bank the amount of that permitted prepayment as a payment or prepayment of the Merrick Bridge Repayment, and any such payment or prepayment paid to the Bank will be deemed a prepayment, in like amount, of the Subordinated Debt evidenced by the 2016 CTI–Merrick Note.

(v)         Until the Schwan Bridge Repayment is paid in full in cash, the Debtor shall, in lieu of making any prepayment of the Subordinated Debt evidenced by the 2016 CTI–Schwan Note that is permitted to be made in accordance with Section 3(c)(i) or 3(c)(ii), pay to the Bank the amount of that permitted prepayment as a payment or prepayment of the Schwan Bridge Repayment, and any such payment or prepayment paid to the Bank will be deemed a prepayment, in like amount, of the Subordinated Debt evidenced by the 2016 CTI–Schwan Note.

(vi)        Unless otherwise agreed in writing by each Subordinated Creditor, the Debtor, and the Bank, all prepayments of the Subordinated Debt permitted to be made in accordance Section 3(c)(i) or 3(c)(ii) (and all payments or prepayments of the Merrick Bridge Repayment or the Schwan Bridge Repayment to be made in lieu of any such permitted prepayment in accordance with Section 3(c)(iv) or 3(c)(v), respectively) must be made ratably to the Subordinated Creditors (or to the Bank, as applicable) based on the outstanding principal balance of the Subordinated Debt owing from the Debtor to each Subordinated Creditor.

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4.           Collection of the Subordinated Debt, Bankruptcy, Etc. Until all of the Superior Debt is paid in full in cash, no Subordinated Creditor shall, without the prior written consent of the Bank, accelerate the maturity of the Subordinated Debt, initiate or join with any other creditor of the Debtor in initiating any proceedings, voluntary or involuntary, for the collection of the Subordinated Debt or for the distribution, division or application of all or part of the assets of the Debtor or the proceeds thereof, whether such proceedings be for the liquidation, dissolution or winding up of the Debtor or the Debtor’s business, receivership, insolvency or bankruptcy proceedings, an assignment for the benefit of creditors or proceedings by or against the Debtor for relief under any bankruptcy, reorganization or insolvency law or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, extension or otherwise. The Bank is irrevocably authorized (but not required), and each Subordinated Creditor does hereby irrevocably appoint the Bank, or any of its officers or employees on behalf of the Bank as the attorney-in-fact for such Subordinated Creditor in connection with the Subordinated Debt, at its option, at any meeting of the creditors of the Debtor or in any such proceeding or any proceeding initiated by the Debtor:

(a)          to enforce claims comprising the Subordinated Debt either in its own name or in the name of the Subordinated Creditors, by proof of debt, proof of claim, suit or otherwise;

(b)          to collect any assets of the Debtor distributed, divided or applied by way of dividend or payment, or any securities issued, on account of the Subordinated Debt and apply the same, or the proceeds of any realization upon the same the Bank in its discretion elects to effect, to the Superior Debt until all of the Superior Debt has been paid in full in cash, rendering any surplus to the Subordinated Creditors;

(c)          to vote claims comprising the Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; and

(d)          to take generally any action in connection with any such meeting or proceeding which any Subordinated Creditor might otherwise take.

5.           Warranties and Representations Concerning Subordinated Debt.

(a)          The Debtor and the Subordinated Creditors jointly and severally represent and warrant that (i) no part of Subordinated Debt is evidenced by any instrument, security or other writing which has not previously been or is not concurrently being deposited with the Bank (if requested by the Bank), (ii) the Subordinated Creditors are the lawful owner of the Subordinated Debt and no part thereof has been assigned to or subordinated or subjected to any other security interest in favor of anyone other than the Bank, and (iii) as of the date hereof, (A) the aggregate outstanding principal balance of Subordinated Debt owing from the Debtor to Schwan is $530,000 and (B) the aggregate outstanding principal balance of Subordinated Debt owing from the Debtor to Merrick is $370,000.

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(b)          Until all of the Superior Debt has been paid in full in cash, (i) no Subordinated Creditor shall assign or subordinate any part of the Subordinated Debt except to or in favor of the Bank; and (ii) except as set forth in Section 8, neither the Debtor nor the Subordinated Creditors shall agree to any amendment, supplement, waiver, or other modification of any of the terms of the Subordinated Debt.

6.           Waivers. The Subordinated Creditors jointly and severally waive (a) any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance hereof in any action brought therefor by the Bank, (b) presentment, notice and protest in connection with all negotiable instruments evidencing the Superior Debt or the Subordinated Debt to which they may be parties, notice of the acceptance of this Agreement by the Bank, notice of any loans made, increases in the amount of, or interest rate on the Superior Debt, extensions granted or other action taken or postponement of the time of payment or any other indulgence in connection with the Superior Debt, to any substitution, exchange or release of collateral therefor and to the addition or release of any person primarily or secondarily liable thereon and (c) all rights, if any, to require a marshaling of the Debtor’s assets by the Bank or to require that the Bank first resort to some or any portion of any collateral for the Superior Debt before foreclosing upon, selling or otherwise realizing on any other portion thereof. No waiver is made by the Bank of any of its rights hereunder unless the same is in writing, and each waiver, if any, is a waiver only with respect to the specific instance involved.

7.           Duration. This Agreement is a continuing agreement and the Bank may, without notice to the Subordinated Creditors, extend or continue credit and make other financial accommodations to or for the account of the Debtor in reliance upon this Agreement. This Agreement may be terminated by the Subordinated Creditors only if all of the Superior Debt is finally paid in full in cash.

8.           Amendment of Subordinated Debt. Each Subordinated Creditor shall not modify or amend any note, agreement, or instrument evidencing or securing the Subordinated Debt, including, without limitation, the Subordinated Debt Instruments, without the prior written consent of the Bank.

9.           Default. If any representation or warranty in this Agreement or in any instrument evidencing the Superior Debt proves to have been materially false when made or in the event of a breach by the Debtor or any Subordinated Creditor in the performance of any of the terms of this Agreement or upon the occurrence of any event of default under any instrument or agreement evidencing the Superior Debt, the Bank may, at its option, declare all Superior Debt to be forthwith due and payable, without presentment, demand, protest, or notice of any kind, notwithstanding any time or credit otherwise allowed. At any time any Subordinated Creditor fails to comply with any provision applicable to such Subordinated Creditor, the Bank may demand specific performance of this Agreement, whether or not the Debtor has complied with this Agreement, or exercise any other remedy available at law or equity.

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10.         The Bank’s Duties Limited. The rights granted to the Bank in this Agreement are solely for its protection and nothing herein contained imposes on the Bank any duties with respect to any property of the Debtor or any Subordinated Creditor received hereunder beyond reasonable care in their custody and preservation while in the Bank’s possession. The Bank has no duty to preserve rights against prior parties in any instrument or chattel paper received hereunder.

11.         Authority. The Debtor and the Subordinated Creditors jointly and severally represent and warrant that they have authority to enter into this Agreement and the persons signing for each party are authorized and directed to do so.

12.         Modification. This Agreement may only be modified in writing signed by the Bank, the Debtor and each Subordinated Creditor.

13.         Additional Documentation. The Debtor and each Subordinated Creditor shall execute and deliver to the Bank such further instruments and shall take such further action as the Bank may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

14.         Expenses. The Debtor agrees to pay the Bank on demand all expenses of every kind, including actual attorney’s fees, which the Bank may incur in enforcing or protecting any of their rights under this Agreement.

15.         Persons Bound. This Agreement benefits the Bank and its successors and assigns, and binds the Debtor, each Subordinated Creditor and their respective successors and assigns.

16.         Defects Waived. This Agreement is effective notwithstanding any defect in the validity or enforceability of any instrument or document evidencing the Superior Debt.

17.         Notices. All notices, demands and communications provided for herein or made hereunder shall be delivered, or mailed first class with postage prepaid, or telefaxed, addressed in each case as follows, until some other address shall have been designated in a written notice given in like manner, and shall be deemed to have been given when so delivered, mailed or telefaxed:

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If to the Debtor:	CTI Industries Corporation 22160 North Pepper Road Barrington, Illinois 60010 Attention: Stephen M. Merrick Telephone: (847) 620-1308 Facsimile: (847) 382-1219

with a copy to:	Vanasco, Genelly & Miller 33 North LaSalle Street, Suite 2200 Chicago, Illinois 60602 Attention: Gerald Miller Telephone: (312) 786-5100 Facsimile: (312) 786-5111

If to the Subordinated Creditors:	Stephen M. Merrick 22160 North Pepper Road Barrington, Illinois 60010 Facsimile: (847) 382-1219

John H. Schwan 22160 North Pepper Road Barrington, Illinois 60010 Facsimile: (847) 382-1219

If to the Bank:	BMO Harris Bank N.A. 111 West Monroe Street – 5W Chicago, Illinois 60603 Attention: Timothy J. Moran Telephone: (312) 461-2633 Facsimile: (312) 502-3922

with copy to:	McGuireWoods LLP 77 West Wacker Drive, Suite 4100 Chicago, Illinois 60601 Attention: Clayton Stallbaumer Telephone: (312) 641-2096 Facsimile: (312) 698-4556

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18.         Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission will constitute effective delivery of that executed signature page. Electronic records of executed Loan Documents (including with Agreement) maintained by the Bank will be deemed originals.

19.         Law Governing. The validity, construction and enforcement of this Agreement are governed by the internal laws of the State of Illinois.

[Signature pages follow]

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The parties are signing this Subordination Agreement as of the date stated in the introductory clause.

CTI Industries Corporation,
as Debtor

By:	/s/ Stephen Merrick
Name:	Stephen Merrick
Title:	President

/s/ Stephen M. Merrick
Stephen M. Merrick, as a Subordinated Creditor

/s/ john h. schwan
John H. Schwan, as a Subordinated Creditor

BMO Harris BANK N.A.,
as the Bank

By:	/s/ Timothy J. Moran
Name:	Timothy J. Moran
Title:	Managing Director

Signature page to Subordination Agreement (2016 CTI–Shareholder Debt)